Exhibit 99.1

Contact Information:

Company Contact	Investor Relations
Brian McGee	Jennifer Jarman
Chief Financial Officer	the blueshirt group
510-413-1201	415-217-7722
bmcgee@lexarmedia.com	jennifer@blueshirtgroup.com

Lexar Media Reports Record Results in the Third Quarter

Quarterly Revenues of $98.7 Million Grow 21% Sequentially and 116% Year over Year;

Company Reports Earnings per Diluted Share of $0.12 and Raises 2003 Guidance

FREMONT, Calif., October 16, 2003—Lexar Media, Inc. (Nasdaq: LEXR), a leading designer, developer and marketer of award-winning high-performance digital media and accessories, today reported financial results for the fiscal third quarter ended September 30, 2003.

Total third quarter revenues of $98.7 million increased 21% sequentially from $81.5 million in the preceding quarter and 116% from $45.7 million in the same period last year. Product revenues of $94.3 million increased 22% from $77.2 million in the preceding quarter and 128% from $41.3 million in the same period last year. Gross margin for the quarter was 27%, unchanged from the preceding quarter and compared to 25% in the third quarter last year. Net income was $9.7 million, or $0.12 per diluted share, as compared to $7.0 million, or $0.09 per diluted share, in the preceding quarter and $2.0 million, or $0.03 per diluted share, in the same period last year.

“We are pleased to report another quarter of record revenues and profits,” said Eric Stang, Lexar Media’s chairman, CEO and president. “Our results reflect increasing demand for our products in both the retail and OEM/industrial segments and strong revenue growth, particularly in Europe. We also achieved improved operating leverage during the quarter and maintained product gross margins. We enter the fourth quarter with a very strong balance sheet, which includes total cash resources of approximately $140 million.”

Corporate Highlights

Lexar Media recently:

(more)

Lexar Media Q3 2003 Earning	Page 2 of 4

•	Began shipping the world’s first and only 4GB CompactFlash memory card. Specifically designed for professional photographers shooting hi-resolution images, the 4GB card stores about 600 images captured in RAW format mode using a 6-megapixel professional camera.

•	Strengthened its distribution in Germany with Retec GmbH, a distributor of photography products and consumer electronics to retailers through an extensive network of over 600 companies, which include chain stores, independent photo stores and large buying groups throughout Germany.

•	Announced that its 2GB 40X-speed Professional Series CompactFlash was recognized by the Technical Image Press Association (TIPA) as the “Best Digital Accessory” introduced in Europe within the past twelve months.

•	Expanded its product line to include Memory Stick Duo and Memory Stick PRO Duo, which are ideal for mobile phones, compact digital cameras and mobile electronic devices.

•	Announced that Pentax and Olympus joined leading camera OEM’s, Kodak, Nikon, Sanyo, and Sigma, and adopted Lexar’s Write Acceleration technology, which enables digital cameras and media to work together to achieve faster image write speeds.

•	Developed the first ExpressCard™ engineering samples. ExpressCard is the new memory card format for desktop and laptop computers, spearheaded by PCMCIA. ExpressCard technology brings the proven reliability and convenience of the PC Card in a smaller form factor while offering faster performance and improved ease of use.

•	Won dismissal by the U.S. District Court for the Central District of California of a trade libel case brought by SimpleTech. Following this decision, all of SimpleTech’s claims against Lexar have been dismissed. Lexar’s claim against SimpleTech for patent infringement remains pending.

•	Settled its patent dispute with Ritek Corporation, supplier to Fuji Photo Film, whereby Ritek will make a one-time payment to Lexar Media for past damages for its sales of CompactFlash cards to Fuji. Lexar’s claims against Fuji remain pending.

Lexar Media Q3 2003 Earning	Page 3 of 4

•	Completed the public offering of 5.75 million shares of its common stock at a price to the public of $16.50 per share. As a result of the offering, Lexar raised approximately $90.1 million after expenses.

Financial Outlook

Mr. Stang continued, “Based on our solid third quarter results and indications of strong holiday demand trends for digital storage devices, we are increasing our guidance for the fourth quarter and fiscal year 2003. For the fourth quarter, we are projecting revenues of at least $140 million and net income of approximately $0.15 per diluted share. This brings our full year 2003 guidance to revenues of $375 million or more, with net income of approximately $0.42 per diluted share.”

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-218-0713 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the “Webcasts” section of Lexar Media’s investor relations web site at http://www.lexarmedia.com/ir/ where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar Media, Inc. is a leading designer, marketer and licensor of award-winning removable flash-based digital storage media, card readers and ATA controller solutions for the digital photography, consumer electronics, industrial and communications markets. Lexar Media brands digital memory cards in the industry’s most popular formats including CompactFlash, SmartMedia, Memory Stick, MultiMediaCard and Secure Digital. As a digital storage innovator, Lexar Media was the first to develop and advance proprietary read-write speed standards for its USB-enabled CompactFlash cards and holds over 60 controller and system patents. Licensees of Lexar Media’s technology include Olympus, SanDisk, Samsung Electronics and Sony. Headquartered in Fremont, California, Lexar Media also has offices in London and Tokyo. Lexar Media is a member of the Russell 2000 Index. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, anticipated consumer demand for digital still cameras and portable storage devices generally and demand for our products in particular, as well as the growth of the digital media and digital photography markets. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our quarterly operating results and gross margins

Lexar Media Q3 2003 Earning	Page 4 of 4

are difficult to predict and may fluctuate significantly; future average selling price erosion due to excess industry capacity and extreme price competition; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; as our licenses transition from fixed to variable, our licensing revenues may decline or end; future digital film formats may not use our core technology; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver flash memory products to satisfy our customers’ requirements; if we are unable to anticipate demand and pricing of our products or if we are unable to effectively manage the distributor channels and relationships, our operating results will be harmed; if we are unable to develop or maintain the strategic relationships necessary to develop, sell and market products that are commercially viable and widely accepted, the growth and success of our business may be limited; our business will not succeed unless the digital photography market continues to grow and is accepted by professional, commercial and consumer users; increased competition in the digital film market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly, if we are unable to generate increased revenue from licensing our controller technology for application in other products, our gross margins may be negatively impacted and we may have difficulty sustaining profitability; current global economic conditions; and we are involved in intellectual property litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 14, 2003. Lexar Media assumes no obligation to update the forward-looking information contained in this news release.

Lexar Media, the Lexar Media logo and JumpDrive are trademarks of Lexar Media, Inc. Lexar Media, Inc. is an authorized licensee of the CompactFlash trademark. ExpressCard is the trademark of PCMCIA. All other brand or product names are trademarks or registered trademarks of their respective holders.

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LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$134,916	$47,383
Restricted cash	5,000	5,000
Accounts receivable, net	52,182	42,609
Inventories	59,178	25,604
Prepaid expenses and other current assets	9,217	2,397

Total current assets	260,493	122,993
Property and equipment, net	3,394	2,887
Intangibles and other assets	1,076	1,041

Total assets	$264,963	$126,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$84,229	$43,663
Deferred license revenue and product margin	17,679	22,352
Notes payable	—	14,568

Total current liabilities	101,908	80,583
Deferred license revenue, net of current portion	821	4,724
Other non-current liabilities	—	49

Total liabilities	102,729	85,356
Total stockholders’ equity	162,234	41,565

Total liabilities and stockholders’ equity	$264,963	$126,921

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net revenues:
Product revenues	$94,301	$41,329	$221,732	$95,571
License and royalty revenues	4,369	4,400	13,065	12,927

Total net revenues	98,670	45,729	234,797	108,498
Cost of product revenues	72,326	34,295	171,820	80,163

Gross margin	26,344	11,434	62,977	28,335

Operating expenses:
Research and development	1,825	1,458	5,518	4,338
Sales and marketing	8,004	4,663	21,212	12,139
General and administrative	5,593	2,435	13,511	7,291

Total operating expenses	15,422	8,556	40,241	23,768

Income from operations	10,922	2,878	22,736	4,567
Total other income and (expense)	(458)	18	(467)	(28)

Income before income taxes	10,464	2,896	22,269	4,539
Income taxes	733	853	1,217	6,104

Net income (loss)	$9,731	$2,043	$21,052	$(1,565)

Net income (loss) per common share:
Basic	$0.14	$0.03	$0.31	$(0.03)

Diluted	$0.12	$0.03	$0.27	$(0.03)

Shares used in computing net income (loss) per common share calculation:
Basic	71,017	59,654	68,204	59,356
Diluted	83,648	68,517	78,914	59,356